EXHIBIT 99

                                  RISK FACTORS

Risks Relating to the Company

We have experienced significant operating losses.

Our business and prospects must be considered in light of the risks, expenses and difficulties that are inherent in our business. The risks include:

      o     our ability to anticipate and adapt to a developing market;

      o our ability to engage musical artists,celebrities and athletes, to service a sustainable fan base for each musical artist, celebrity, and athlete, and to sell merchandise, VIP tickets, fan experiences and other services;

      o dependence upon the level of hits to our artists' sites and on sites that we use to sell our products and services;

      o     the popularity and success of the artists who receive our services;

      o     artist tour activities and fan attendance;

      o our ability to recoup any advance paid to a musical artist or celebrity;

      o our ability to engage organizations for website development and sponsorship;

      o our ability to market, license and enforce our patented shipping calculator; and

      o development of equal or superior Internet portals, auctions and related services by competitors.

To address these risks, we must,among other things, successfully market celebrities, musical artists, and service their fan base, increase traffic to our websites, maintain our customer base, attract significant numbers of new customers and clients, respond to competitive developments, implement and execute successfully our business strategy and continue to develop and upgrade our technologies and customer services. We cannot offer any assurances that that we will be successful in addressing these risks.

We incurred substantial losses each year since 1999. There can be no assurance that we will be profitable in the future.

There is substantial doubt as to our ability to continue as a going concern, and our business has a high risk of failure.

Due to our recurring losses from operations and a working capital deficiency, our independent registered public accounting firm have raised substantial doubt as to our ability to continue as a going concern. The success of our business operations will depend upon our ability to increase revenues and gross profits, and obtain adequate financing, among other things. If we are unable to obtain an infusion of additional capital or generate substantial profit, then our business will fail and our stock will be worthless.

Our capital is limited and we may need additional financing to implement continue operations.

We require substantial working capital to fund our business. Additional funds may be necessary for our Company to continue its operations and to pay advances for musical artist tours. If we are unable to obtain financing in the amounts desired and on acceptable terms, or at all, we could be required to reduce significantly the scope of our expenditures or limit our ability to engage an artist, which would have a material adverse effect on our business potential and the market price of our common stock. If we raise additional funds by issuing equity securities, our shareholders will be further diluted. Based on our cash position as of December 31, 2007, we need additional capital to fund our anticipated operating expenses

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over the next 12 months. If we require additional funding, there can be no assurances that the financing will be obtained, or if obtained, that funding will be obtained on reasonably acceptable terms.

We are unable to guarantee that the marketplace will accept our software products.

The software markets are characterized by rapid technological change, frequent new product enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. Our software products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge, or if we do not obtain adequate intellectual property protection. We are unable to provide any assurances that the marketplace will accept our software products and services, or that we will be able to provide these products and services at a profit.

Our operating results are unpredictable and are expected to fluctuate in the future.

You should not rely on the results for any period as an indication of future performance. Our operating results are unpredictable and are expected to fluctuate in the future due to a number of factors, many of which are outside our control. These factors beyond our control include:

      o our ability to engage well known celebrities, musical artists, and athletes for merchandise sales, website and fan management, as well as other entities for website development and sponsorship;

      o     our ability to engage celebrities for ticket sales services;

      o our ability to significantly increase our customer base and traffic to our websites, manage our inventory mix and the mix of products offered, liquidate our inventory in a timely manner, maintain gross margins, and maintain customer satisfaction;

      o     our ability to market and sell our software products;

      o     the availability and pricing of merchandise from vendors;

      o consumer confidence in encrypted transactions in the Internet environment;

      o the timing, cost and availability of advertising on our websites and other entities' websites;

      o     popularity of celebrities and sports figures;

      o the amount and timing of costs relating to expansion of our operations and the hiring of experienced personnel;

      o the announcement or introduction of new types of services or products by our competitors;

      o technical difficulties with respect to consumer and fan use of our websites;

      o our ability to make acquisitions of complementary business and technologies;

      o     governmental regulation by federal or local governments; and

      o general economic conditions and economic conditions specific to the Internet and electronic commerce.

As a strategic response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on our results of operations and financial condition. As of December 31, 2007, 93% of our revenues came from sales related to musical artists. Our success depends upon our ability to sign up additional artists and celebrities that use our services.

The successful operation of our business depends upon the supply of critical technology elements from other third parties, including our Internet service provider and technology licensors.

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Our operations depend on a number of third parties for Internet/telecom access, delivery services, and software services. We have limited control over these third parties and no long-term relationships with any of them. We do not own a gateway onto the Internet, but instead rely on an Internet service provider to connect our websites to the Internet. From time to time, we have experienced temporary interruptions in our websites' connection and also our telecommunications access. We license technology and related databases from third parties for certain elements of our properties. Furthermore, we are dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment to deliver our products and services. Our internally-developed software depends on an operating system, database and server software that was developed and produced by and licensed from third parties. We have from time to time discovered errors and defects in the software from these third parties and, in part, rely on these third parties to correct these errors and defects in a timely manner. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business, and could expose us to liabilities to third parties.

We rely on third parties for our order fulfillment, and failures on the part of these third parties could harm our business.

We use overnight courier and delivery services for substantially all of our merchandise and products. We use third party manufacturers to produce our musical artists' merchandise. Should these services be unable to deliver our products for a sustained time period as a result of a strike, war, act of terrorism, business failure, or other reason, our business, results of operations and financial condition would be adversely affected. If, due to computer systems failures or other problems related to these third-party service providers, we experience any delays in shipment, our business, results of operations and financial condition would be adversely affected.

Our failure to manage growth could place a significant strain on our management, operational and financial resources.

Growth places a significant strain on our management, operational and financial resources, and has placed significant demands on our management, which currently includes only two executive officers. In order to manage growth, we will be required to expand existing operations, particularly with respect to customer service and merchandising, to improve existing and implement new operational, financial and inventory systems, procedures and controls.

We have experienced a significant strain on our resources because of:

      o the need to manage relationships with our clients, including musical artists, sports figures and other celebrities;

      o the need to manage relationships with various technology licensors, advertisers, other web sites and services, Internet service providers and other third parties;

      o difficulties in hiring and retaining skilled personnel necessary to support our businesses;

      o     the need to train and manage a growing employee base; and

      o pressures for the continued development of our financial and information management systems.

Difficulties we may encounter in dealing successfully with the above risks could seriously harm our operations. We cannot offer any assurance that our current personnel, systems, procedures and controls will be adequate to support our future operations or that management will be able to identify, hire, train, retain, motivate and manage required personnel.

If our acquisitions are not successful, or if we are not able to structure future acquisitions in a financially efficient manner, there could be an adverse effect on our business and operations.

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If appropriate opportunities present themselves, we may acquire businesses, technologies, services or products that we believe will help us develop and expand our business. The process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures which we cannot anticipate and may absorb significant management attention that would otherwise be available for further development of our existing business. Moreover, the anticipated benefits of any acquisition may not be realized. Any future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available to us on favorable terms or at all, and might be dilutive. Additionally, we may not be able to successfully identify, negotiate or finance future acquisitions or to integrate acquisitions with our current business.

Our Company's success still depends upon the continued services of its current management and other relationships.

We are substantially dependent on the continued services of our management:
Gregory Rotman, our President and Chief Executive Officer; and Richard Rotman, our Chief Financial Officer, Vice President, and Secretary. These individuals have acquired specialized knowledge and skills with respect to our Company and our operations. As a result, if either of these individuals were to leave our Company, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. We do not maintain any key person life insurance and Gregory Rotman and Richard Rotman have not executed employment agreements with the Company.

Loss of our key relationships, management and other personnel could result in the loss of key tours.

The live music business is uniquely dependent upon personal relationships, as promoters and executives leverage their existing network of relationships with artists, agents and managers in order to secure the rights to the live music tours and events which are critical to our success. Due to the importance of those industry contacts to our business, the loss of any of our officers, relationships or other key personnel could adversely affect our operations.

Our Company's success will depend on our ability to attract and retain qualified personnel.

We believe that our future success will depend upon our ability to identify, attract, hire, train, motivate and retain other highly-skilled managerial, merchandising, engineering, technical consulting, marketing and customer service personnel. We cannot offer assurances that we will be successful in attracting, assimilating or retaining the necessary personnel, and the failure to do so could have a material adverse effect on our business.

Our success is dependent upon the marketability of our services and our software products.

We have devoted a substantial amount of resources to the development of AuctionInc software. Our future financial performance could depend on the success of AuctionInc. We cannot yet assess AuctionInc's market acceptance or predict with accuracy the amount of revenue it will generate, or whether the revenue will be significant. AuctionInc consists of a suite of software management tools. Some of these management tools have not yet been fully developed. New products can require long development and testing periods. Significant delays in new product releases or significant problems in installing or implementing new software products could seriously damage our business. We have in the past experienced delays in the scheduled introduction of new and enhanced products and may experience similar delays in the future.

Our success depends upon market awareness of our brand.

Development and awareness of our Company will depend largely on our success in increasing our customer and client base. If vendors do not perceive us as an effective marketing and sales channel for their merchandise, or consumers do not perceive our Company as offering an entertaining and desirable way to

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purchase merchandise, we may be unsuccessful in promoting and maintaining our brand. If celebrities, musical artists or sports figures do not recognize or trust our name, they will be less likely to engage us for our services. To attract and retain customers and to promote and maintain our Company in response to competitive pressures, we may find it necessary to increase our marketing, networking, and advertising budgets and otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors, clients and consumers. We will need to continue to devote substantial financial and other resources to increase and maintain the awareness of our online brands among website users, advertisers and e-commerce entities that we have advertising relationships with through:

      o     Web advertising and marketing;

      o     traditional media advertising campaigns; and

      o     providing a high quality user experience.

Our results of operations could be seriously harmed if our investment of financial and other resources, in an attempt to achieve or maintain a leading position in Internet commerce or to promote and maintain our brand, does not generate a corresponding increase in net revenue, or if the expense of developing and promoting our online brands becomes excessive.

System failures could result in interruptions in our service, which could harm our business.

A key element of our strategy is to generate a high volume of traffic to, and use of, our websites, and the websites that we manage. A portion of our revenues depends on the number of visitors who use these websites to purchase merchandise or services. Accordingly, the satisfactory performance, reliability and availability of these websites, transaction-processing systems, network infrastructure and delivery and shipping systems are critical to our operating results, as well as our reputation and our ability to attract and retain customers and maintain adequate customer service levels.

We periodically have experienced minor systems interruptions, including Internet disruptions. Some of the interruptions are due to upgrading our equipment to increase speed and reliability. During these upgrades the outages have generally lasted for a few hours, and even longer, on occasion. Any systems interruptions, including Internet disruptions, that result in the unavailability of these websites or reduced order fulfillment performance would reduce the volume of goods sold, which could harm our business. In addition to placing increased burdens on our engineering staff, these outages create a large number of user questions and complaints that need to be responded to by our personnel. Although we have taken steps to increase the reliability and redundancy of our system, these steps are expensive, reduce our margins, and may not be successful in reducing the frequency or duration of unscheduled downtime. We cannot offer assurances that:

      o we will be able to accurately project the rate or timing of increases if any, in the use of our websites;

      o we will be able to expand and upgrade on a timely basis our systems and infrastructure to accommodate increases in the use of these websites;

      o     we will have uninterrupted access to the Internet;

      o     our users will be able to reach these web sites;

      o     communications via these websites will be secure;

      o we or our suppliers' network will be able to timely achieve or maintain a sufficiently high capacity of data transmission, especially if the customer usage of these websites increases.

Any disruption in the Internet access to our websites or any systems failures could significantly reduce consumer demand for our services, diminish the level of traffic to our websites, impair our reputation and reduce our commerce and advertising revenues.

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We do not have redundant systems, a disaster recovery plan or alternate providers with respect to our communications hardware and computer hardware.

Our main servers are located within 45 minutes from our corporate headquarters. Our Massachusetts facilities are not protected from fire, flood, power loss, telecommunication failure, break-in and similar events. We do not presently have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. A substantial interruption in these systems would have a material adverse effect on our business, results of operations and financial condition.

Our servers are also vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties to deliberately exceed the capacity of our systems and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of our services and products and could seriously harm our business and results of operations.

Some of our future revenues depend upon the continued consumer interest in the collectibles industry, and demand for the types of collectibles that are listed for sales.

A decline in the popularity of, or demand for, certain collectibles or other items sold by us could reduce the overall volume of transactions, resulting in reduced revenues. In addition, certain consumer "fads" may temporarily inflate the volume of certain types of items listed by us, placing a significant strain upon our infrastructure and transaction capacity. These trends may also cause fluctuations in our operating results from one quarter to the next. Any decline in demand for the goods or services offered through our collectibles portal as a result of changes in consumer trends could adversely affect on our business.

There are certain provisions of Delaware law that could have anti-takeover effects.

Certain provisions of Delaware law and our Certificate of Incorporation, and Bylaws could make an acquisition of our Company by means of a tender offer, a proxy contest or otherwise, and the removal of our incumbent officers and directors more difficult. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. Our Bylaws include advance notice requirements for the submission by stockholders of nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which will prohibit us from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Section 203 could adversely affect the ability of stockholders to benefit from certain transactions which are opposed by the Board or by stockholders owning 15% of our common stock, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our success is dependent in part on our ability to obtain and maintain proprietary protection for our technologies and processes.

Our most important intellectual property relates to the software for our AuctionInc products, our web-hosting services and our research center. We do not have any patents or patent applications for our designs

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or innovations, except for our patent with respect to AIship, one of our software products. We may not be able to obtain copyright, patent or other protection for our proprietary technologies or for the processes developed by our employees. Legal standards relating to intellectual property rights in computer software are still developing and this area of the law is evolving with new technologies. Our intellectual property rights do not guarantee any competitive advantage and may not sufficiently protect us against competitors with similar technology.

As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. We cannot offer assurances that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we have taken, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford our Company little or no effective protection of its intellectual property. Because our success in part relies upon our technologies, if proper protection is not available or can be circumvented, our business may suffer.

Intellectual property infringement claims would harm our business.

We may in the future receive notices from third parties claiming infringement by our software or other aspects of our business. Any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and require us to enter into royalty and licensing agreements, which could have a material adverse effect on our business, results of operations and financial condition. Royalty and licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, results of operations and financial condition.

Our success is dependent on licensed technologies.

We rely on a variety of technologies that we license from third parties. We license some of our software from third party vendors. When we acquired the assets of CollectingChannel.com we were granted two perpetual licenses for the proprietary software eCMS and acquired the source codes for the software. This is the content management system primarily used by the paidsports.com. We also rely on encryption and authentication technology licensed from a third party through an online user agreement to provide the security and authentication necessary to effect secure transmission of confidential information.

We cannot make any assurances that these third-party technology licenses will continue to be available to us on commercially reasonable terms. Although no single software vendor licensor provides us with irreplaceable software, the termination of a license and the need to obtain and install new software on our systems would interrupt our operations. Our inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. These delays would materially adversely affect our business, results of operations and financial condition.

We may be exposed to liability for content retrieved from our websites.

We may be exposed to liability for content retrieved from our websites. Our exposure to liability from providing content on the Internet is currently uncertain. Due to third party use of information and content downloaded from our websites, we may be subject to claims relating to:

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      o     the content and publication of various materials based on
            defamation, libel, negligence, personal injury and other legal theories;

      o copyright, trademark or patent infringement and wrongful action due to the actions of third parties; and

      o other theories based on the nature and content of online materials made available through our websites.

Our exposure to any related liability could result in us incurring significant costs and could drain our financial and other resources. We do not maintain insurance specifically covering these claims. Liability or alleged liability could further harm our business by diverting the attention and resources of our management and by damaging our reputation in our industry and with our customers.

The Company may be exposed to potential risks relating to our internal control over financial reporting and our ability to have those controls attested to by our independent registered public accounting firm.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal control over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal control over financial reporting as well as the operating effectiveness of the Company's internal controls. The Company was not subject to these requirements for the fiscal year ended December 31, 2007. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our Annual Report on Form 10-K beginning with our next annual report unless otherwise exempt by the SEC.

While we expended resources to develop the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed by SOX 404. In the event the Company no longer qualifies as a smaller reporting company at the end of 2008, we may be subject to more stringent requirements under SOX 404. Accordingly, there can be no assurance that the Company will receive any required attestation from the independent registered public accounting firm. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive an attestation from the independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

Risks Associated With Our Industry

The market for online services is intensely competitive with low barriers to entry.

The market for Internet products and services is rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. We currently or potentially compete with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include:

      o other companies that manage celebrity websites or that sell concert tour tickets online, such as Live Nation, Music Today, UltraStar, and FanAsylum, as well as Ticketmaster;

      o a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, AOL, and Shopping.com; and

      o a variety of other companies that offer merchandise similar to ours but through physical auctions and with which we compete for sources of supply.

We believe that the principal competitive factors affecting our market are the ability to engage celebrities, musical artists and sports figures, the tour activities of our musical artists, and ability to attract customers at favorable customer acquisition costs, operate the websites in an uninterrupted manner and with acceptable speed, provide effective customer service and obtain merchandise at satisfactory prices. We cannot offer any assurances that we can maintain our competitive position against current and potential competitors, especially those with greater financial, marketing, customer support, technical and other resources.

Current competitors have established or may establish cooperative relationships among themselves or directly with celebrities, musical artists and sports figures, and with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire market share. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition. Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than the Company. As a result, these competitors may be able to secure merchandise from vendors on more favorable terms than we can, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than we can.

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Our success in providing services and merchandise depends upon the popularity of the musical artist, celebrity, athlete and other entities that we serve.

We provide a full line of services for musical artists, celebrities and athletes, as well as other entities, including sales of merchandise, online ticketing and fan experiences, and a fan website. Our success depends in part on the level of popularity of a particular artist, the depth of the fan base, and the continued popularity of the artist. The Company can be adversely affected, and incur substantial loss of revenue, if an entire tour, or one or more shows within a tour, is terminated due to lack of interest, illness, death, or for any other reason. In the event that a show or tour is cancelled or postponed, the Company may incur losses for that show, or fail to recoup any advance monies paid to the artist. In addition, we may not be able to obtain sufficient insurance coverage at reasonable costs to adequately protect us against the death, disability or other failure of such artists to continue engaging in revenue-generating activities under those arrangements.

Any inability to fund the significant up-front cash requirements associated with our touring business could result in the loss of key tours.

In order to secure a tour, including global tours by major artists, we are often required to advance funds to the artist prior to the sale of any tickets for that tour. If we do not have sufficient cash on hand or capacity under any credit facility to advance the necessary funds for any given tour, we would not be able to secure the artist and our revenue would be negatively impacted.

The live entertainment business is highly sensitive to public tastes and dependent on our ability to secure popular artists and other live entertainment events, and we may be unable to anticipate or respond to changes in consumer preferences, which may result in decreased demand for our services.

Our ability to generate revenue from our entertainment operations is highly sensitive to rapidly changing public tastes and dependent on the availability of popular artists and events. Our success depends in part on our ability to anticipate the tastes of consumers and to offer events that appeal to them. Since we rely on unrelated parties to create and perform live entertainment content, any unwillingness to tour or lack of availability of popular artists, touring theatrical performances and other performers could limit our ability to generate revenue. In particular, there are a limited number of artists that can headline a major North American or global tour or who can sell out larger venues. If those key artists do not continue to tour, or if we are unable to secure the rights to their future tours, then our business would be adversely affected.

In addition, we often agree to pay an artist an upfront advance prior to our receiving any operating income. Therefore, if the public is not receptive to the tour, we may incur a loss for the tour depending on the amount of any advance or incurred costs relative to any revenue earned, as well as foregone revenue we could have earned at booked venues. We may not have cancellation insurance policies in place to cover our losses if a performer cancels a tour. Furthermore, consumer preferences change from time to time, and our failure to anticipate, identify or react to these changes could result in reduced demand for our services, which would adversely affect our operating results and profitability.

We may be adversely affected by a general deterioration in economic conditions, which could affect consumer and corporate spending and, therefore, significantly adversely impact our operating results.

A decline in attendance at or reduction in the number of live entertainment events may have an adverse effect on our revenue and operating income. The impact of slowdowns on our business is difficult to predict, but they may result in reductions in ticket sales, sponsorship opportunities and our ability to generate revenue. The risks associated with our businesses become more acute in periods of slowing economy or recession, which may be accompanied by a decrease in attendance at live entertainment events.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, fuel prices, interest and tax rates and inflation can significantly impact our operating results. Business conditions, as well as various industry conditions, including

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corporate marketing and promotional spending and interest levels, can also significantly impact our operating results. These factors can affect attendance at our events, premium seats, sponsorship, advertising and hospitality spending, concession and souvenir sales, as well as the financial results of sponsors of our venues, events and the industry. Negative factors such as challenging economic conditions, public concerns over additional terrorism and security incidents, particularly when combined, can impact corporate and consumer spending, and one negative factor can impact our results more than another. There can be no assurance that consumer and corporate spending will not be adversely impacted by economic conditions, thereby possibly impacting our operating results and growth.

Market consolidation has created and continues to create companies that are larger and have greater resources than us.

As the online commerce market continues to grow, other companies may enter into business combinations or alliances that strengthen their competitive positions.

The effects that any completed and pending acquisitions and strategic plans may have on us cannot be predicted with accuracy, but some of these companies that maintain divisions that compete with us are aligned with companies that are larger or better established than us. Even though some of the competitive services offered by these companies may comprise a small amount of their business, their potential access to greater financial, marketing and technical resources would put them in a stronger competitive position as compared to our Company. In addition, these companies include television broadcasters with access to unique content and substantial marketing resources that may not be available to our Company.

Security breaches and credit card fraud could harm our business.

We rely on encryption and authentication technology licensed from a third party through an online user agreement to provide the security and authentication necessary to effect secure transmission of confidential information. We believe that a significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We cannot give assurances that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. If this compromise of our security were to occur, it could have a material adverse effect on our business, results of operations and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. To the extent that activities of our Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. We cannot offer assurances that our security measures will prevent security breaches or that failure to prevent these security breaches will not have a material adverse effect on our business.

Our industry may be exposed to increased government regulation.

Our Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to, or commerce on, the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, fraud, taxation, advertising, intellectual property rights and information security. Compliance with additional regulation could hinder our growth or prove to be prohibitively expensive.

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Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition.

Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. In addition, because our service is available over the Internet in multiple states, and we sell to numerous consumers resident in these states, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject our Company to taxes and penalties for the failure to qualify. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect our business, results of operations and financial condition.

Risks Associated with our Common Stock

Our stock price has been and may continue to be very volatile.

The market price of the shares of our common stock has been, and is likely to be, highly volatile. During the 12 months prior to December 31, 2007, our stock price as traded on the OTC Bulletin Board has ranged from a high of $.59 per share to a low of $.24 per share. The variance in our share price makes it extremely difficult to forecast with any certainty the stock price at which you may be able to buy or sell your shares of our common stock. The market price for our stock could be subject to wide fluctuations in response to factors that are out of our control such as:

      o     actual or anticipated variations in our results of operations,

      o announcements of new products, services or technological innovations by our competitors;

      o developments with respect to patents, copyrights or proprietary rights;

      o     short selling our common stock and stock price manipulation;

      o     developments in Internet regulation; and

      o general conditions and trends in the Internet, entertainment and electronic commerce industries.

The trading prices of many technology companies' stock have experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market factors may adversely affect the market price of our common stock. These market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate fluctuations, may adversely affect the market price of our common stock. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results.

We have issued options, warrants and convertible notes that have had and will have a dilutive effect on our shareholders.

We have issued numerous options, and convertible securities to acquire our common stock that have had a dilutive effect on our shareholders. As of December 31, 2007, in lieu of cash compensation to employees and consultants, we had outstanding stock options to acquire 24,136,054 shares of our common stock, exercisable at prices ranging from $.001 to $1.62, with a weighted average exercise price of $.043. In addition to these options, we compensate a number of employees and consultants through stock options grants under the Company's 2001 Non-Qualified Stock Option Plan. Ninety million shares were registered under that plan since its inception in 2001. Typically, shares are immediately exercised by the employee or consultant. In 2007, employees received options for 778,044 shares equal to $224,964 in compensation, and consultants and professionals received 6,663,479 shares equal to $1,510,010 in compensation.

We may have difficulty obtaining additional financing as a result of the significant number of shares that have been issued upon conversion of the convertible notes.

The significant number of shares issued upon conversion of our convertible notes may make it difficult to obtain additional financing. Due to the significant number of shares of our common stock which resulted from conversion of our convertible notes, among other things, new investors may either decline to make an investment in our Company due to the large number of shares outstanding, which number is over 200 million. If we are required to provide similar terms to obtain required financing in the future, the potential adverse effect of these existing financings could be perpetuated and significantly increased. In addition, sales of substantial amounts of our common stock in the public market pursuant to Rule 144, upon exercise or conversion of derivative securities or otherwise, or even the potential for these sales, could also affect our ability to raise capital through the sale of equity securities.

Present management and former directors may control the election of our directors and all other matters submitted to the stockholders for approval.

Our executive officers and directors, in the aggregate, beneficially own approximately 16.67% of our outstanding common stock (if we include options that they hold and can exercise). As a result, by joining forces with each other and the holders of 33.33% of our outstanding common stock, they may be able to exercise control over all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of our common stock.

"Penny stock" regulations may impose certain restrictions on marketability of securities.

The SEC adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser's prior written consent to the transaction.

Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability to sell our common stock in the secondary market.

The market for our Company's securities is limited and may not provide adequate liquidity.

Our common stock is currently traded on the OTC Bulletin Board ("OTCBB"), a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the price of, our securities than if the securities were traded on the Nasdaq Stock market, or another national exchange. There is a limited number of active market makers of our common stock. In order to trade shares of our common stock you must use one of these market makers unless you trade your shares in a private transaction. In the twelve months prior to December 31, 2007, the actual trading volume ranged from a low of 19,713 shares of common stock to a high of over 4.5 million shares of common stock with 15 days exceeding a trading volume over 1,000,000. On many days, the trading volume is limited. Selling our shares can be more difficult because smaller quantities of shares are bought and sold and news media coverage about us is limited. These factors result in a limited trading market for our common stock and therefore holders of our Company's stock may be unable to sell shares purchased should they desire to do so.